SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                (UNAUDITED)

WEIGHTED AVERAGE NUMBERS OF SHARES
The weighted average number of shares of common stock and common stock equivalents, after adjusting for the two-for-three reverse split, was determined as follows:

Outstanding options for common stock and convertible warrants and options have been included in the calculation of common and common equivalent shares using the treasury stock method based on an assumed initial public offering price of $9.50 per share as the market price for the three months ended March 31, 1995, and an average market price of $11.23 per share for the three months ended March 31, 1996.

                                                           Three Months Ended
                                                                 March 31,
                                                      ------------------------------
                                                            1995                1996
                                                            ----                ----
Common stock:
    Shares outstanding, beginning of period            4,363,704           7,222,394
    Shares issued on exercise of options (1)                 593               4,153
    Shares issued on conversion of options from
         debt agreement (5)                                   --             153,846
    SEC SAB 83 shares (2)                                270,246             198,286
                                                      ----------          ----------
                                                       4,634,543           7,578,679
                                                      ----------          ----------
Common stock equivalents:
    Warrants (3)                                         273,684             146,562
    Options (4)                                          212,221             106,091
                                                      ----------          ----------
                                                         485,905             252,653
                                                      ----------          ----------

Weighted average number of shares                      5,120,448           7,831,332
                                                      ==========          ==========

Net income (loss)                                     $      525          $      745
                                                      ==========          ==========

Net income (loss) per share                           $     0.10          $     0.10
                                                      ==========          ==========
- - ---------------

(1) Weighted average shares from exercise date of options granted under 1984 and 1995 Stock Incentive Plans.

(2) Employee options issued January 1, 1994
         to April 21, 1995                               105,278             126,911
    Less shares reacquired under treasury stock
         method                                          102,445             107,380
                                                      ----------          ----------
                                                           2,833              19,531
     Convertible options - debt agreement (5)            266,666             178,755
                                                      ----------          ----------
     Net SAB No. 83 shares                               269,499             198,286
                                                      ==========          ==========

(3) Warrants issued September 1, 1988 and October 3, 1988 for 200,000 shares each, less shares reacquired under treasury stock method.

(4) Options granted on annual basis under plan, less shares reacquired under treasury stock method.

(5) Convertible options/debt agreements issued prior to January 1, 1994 are excluded from SAB No. 83 shares. Further, such options are anti-dilutive and, therefore, presentation of fully diluted earnings per share is not required. Share amounts are weighted average shares from/to exercise date of option.